UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

CAMDEN PROPERTY TRUST
(Exact name of registrant as specified in its charter)

Texas	1-12110	76-6088377
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Greenway Plaza, Suite 1300, Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 354-2500

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Camden Property Trust (the “Company”) has formed Camden Multifamily Value Add Fund, L.P. (the “Fund”), a discretionary investment vehicle to make direct and indirect investments in multifamily real estate throughout the United States, primarily through acquisitions of operating properties and certain land parcels to be contributed by the Company to the Fund for development. The Fund will serve, until the earlier of (i) four years from the date of the final closing of the Fund or (ii) such time as 90% of the Fund’s committed capital is invested, as the exclusive vehicle through which the Company will acquire fully-developed multifamily properties, subject to certain exceptions. The term of the Fund is eight years, subject to two one-year extensions. The Company expects the Fund to have equity commitments of up to an aggregate of $300 million, and the ability to employ leverage through debt financings up to 70% on a portfolio basis, which would enable the Fund to invest up to approximately $1 billion. We have received commitments from an unaffiliated investor of $150 million as of December 31, 2007. One of the Company’s wholly-owned subsidiaries is the general partner of the Fund and the Company has committed 20% of the total equity of the Fund, up to $60 million. The Company expects the final closing on the equity funding to occur during 2008. There can be no assurance as to the timing of such closing or the size or investment performance of the Fund.

The interests in the Fund will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2008

CAMDEN PROPERTY TRUST

By: /s/ Michael P. Gallagher
      Michael P. Gallagher
      Vice President — Chief Accounting Officer

3